Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
IPC Holdings, Ltd.
We consent to the incorporation by reference in the registration statement No. 333-128905 on Form S-3 and registration statement No. 333-107052 on Form S-8 of IPC Holdings, Ltd. of our reports dated February 24, 2006, with respect to the consolidated balance sheets of IPC Holdings, Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of IPC Holdings, Ltd.

/s/ KPMG

Chartered Accountants
Hamilton, Bermuda
February 28, 2006